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                                                                     EXHIBIT 5.1


KIRKPATRICK & LOCKHART LLP                         10100 Santa Monica Boulevard
                                                   Seventh Floor
                                                   Los Angeles, California 90067
                                                   310.552.5000
                                                   310.552.5001 Fax
                                                   www.kl.com



March 17, 2004



BAM! Entertainment, Inc.
333 West Santa Clara Street, Suite 716
San Jose, CA 95113


Ladies and Gentlemen:

         We have acted as counsel for BAM! Entertainment, Inc., a Delaware corporation (the "Company"), in connection with a Registration Statement on Form S-3 (File No. 333-112052) (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933 (the "1933 Act") for the registration for resale of 1,494,487 shares (the "Shares") of common stock, par value $.001 per share, of the Company (the "Common Stock"), consisting of:

   o 1,127,820 shares of Common Stock issuable upon the conversion of a promissory note in the principal amount of $1,500,000 (the "Note");

   o 166,667 shares of Common Stock issuable upon the exercise of a warrant that by its terms expires on December 3, 2010; and

   o 200,000 shares of Common Stock issuable upon the exercise of a warrant that by its terms expires on November 19, 2006 (the aforementioned warrants being hereinafter referred to as the "Warrants").

         You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Company's Certificate of Incorporation, as amended, and Bylaws, as amended, and the corporate action for the Company that authorizes the issuance of the Shares, the Convertible Note and the Warrants and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

         Our opinion set forth below is limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

         Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company, and that when issued upon the conversion of the Convertible Note in accordance with its terms and when issued in accordance with the terms of


    BOSTON o DALLAS o HARRISBURG o LOS ANGELES o MIAMI o NEWARK o NEW YORK o
                    PITTSBURGH o SAN FRANCISCO o WASHINGTON
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KIRKPATRICK & LOCKHART LLP



BAM! Entertainment, Inc.
March 17, 2004
Page 2


the applicable Warrants, as the case may be, the Shares will be validly issued, fully paid and non-assessable shares of the Common Stock of the Company.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this film in the related Prospectus under the caption "Legal Matters". In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.


                                                  Yours truly,

                                                  /s/ KIRKPATRICK & LOCKHART LLP